Exhibit 99.1

Appleton Papers and Hicks Acquisition Company II

Discontinue Proposed Business Combination

Volatile market conditions cited

(APPLETON, WI; DALLAS, TX) –July 13, 2012- Appleton Papers Inc. (“Appleton”) and Hicks Acquisition Company II, Inc. (HACII) (Nasdaq: HKAC), a special purpose acquisition company sponsored by Thomas O. Hicks, announced they have mutually agreed to terminate their proposed business combination due to volatile market conditions.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The company produces thermal, carbonless and security papers and Encapsys products. Appleton, headquartered in Appleton, Wis., has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and has been 100 percent employee-owned since 2001. For more information, visit www.appletonideas.com.

About Hicks Acquisition Company II, Inc.

Hicks Acquisition Company II, Inc. is a special purpose acquisition company launched in October 2010 through an initial public offering that raised $150 million of gross proceeds. Founded by Thomas O. Hicks, HACII was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. It currently has no operating business.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include costs and potential liabilities of Appleton relating to environmental regulation and litigation (including Lower Fox River); potential failure of Appleton’s former parent to comply with its indemnification obligations; costs of compliance with environmental laws; Appleton’s substantial amount of indebtedness; the ability of Appleton to develop and introduce new and enhanced products, improve productivity and reduce operating costs; Appleton’s reliance on a relatively small number of customers and third parties suppliers; the cessation of papermaking and transition to base stock supplied under the long-term supply agreement with Domtar Corporation; the global credit market crisis and economic weakness; competitors in its various markets; volatility of raw materials costs; Appleton’s underfunded pension plans; future legislation or regulations intended to reform pension and other employee benefit plans. Actual results may differ materially from those contained in the forward-looking statements in this press release. Appleton undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT:

APPLETON PAPERS INC.

Bill Van Den Brandt, Manager, Corporate Communications

(920) 991-8613; bvandenbrandt@appletonideas.com

HICKS ACQUISITION COMPANY II, INC.

Mark Semer, Kekst and Company

(212) 521-4802; mark-semer@kekst.com